                                                                     EXHIBIT 4.5

      THIS NOTE AND THE COMMON STOCK ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED, DISPOSED OF OR OFFERED FOR SALE, IN WHOLE OR IN PART, IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THAT ACT COVERING THIS NOTE AND/OR THE COMMON STOCK ISSUABLE UPON CONVERSION THEREOF, OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO SNOW BECKER KRAUSS P.C.. THAT AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

                                            CONVERTIBLE PROMISSORY NOTE
                                                    (the "Note")

                                               SURGE COMPONENTS, INC.


Principal Sum: $_________________________

Holder: ________________________________


SURGE COMPONENTS, INC., a New York corporation (hereinafter called "Surge" or the "Corporation"), hereby promises to pay the Principal Sum set forth above (the "Principal Sum") to the order of the above-referenced holder (the "Holder") on or before December 31, 2000 subject to earlier conversion as described below. This Note shall accrue interest at the rate of twelve percent (12%) per annum from and after January 1, 2000. Accrued interest shall be payable on February 1, 2001 and at maturity or on conversion (each, an "interest payment date"). Interest shall be computed on the basis of a 360-day year.

         1. Issuance. This Note is being issued pursuant to the terms of a Note Purchase Agreement between the Corporation and the Holder (the "Subscription Agreement") which contains, among other things, certain representations by the Holder as to Holder's sophistication as an investor. In addition, the Subscription Agreement contains certain covenants of the Corporation relating to the registration of the Common Stock into which this Note may be converted under the Securities Act of 1933, as amended (the "Act").

         2. Conversion.

            (a) On the Stockholder Approval Date (as hereinafter defined in subsection (d)), the outstanding principal balance of this Note shall automatically be converted into shares of Class B Common stock, $0.001 par value, of the Corporation ("Common Stock") at a conversion price of $3.00 per share. In the event that shareholder approval is not obtained by either the Corporation or Global Datatel Inc ("Global") for the proposed acquisition of assets of Global by the Corporation, or if the Global purchase for any reason is rescinded, the Corporation will file a proxy no later than April 15,2000 to seek approval for the preferred stock to convert in to Surge shares of Class A Common stock, $0.001 par value, of the Corporation ("Class A Common Stock") at a conversion price of $2.50 per share upon.

            (b) Simultaneously with the issuance of this Note, the Corporation shall reserve for issuance on conversion of this Note the total number shares of Common Stock issuable upon conversion of this Note (as such number may be adjusted from time to time in accordance with (c) below, the "Conversion Shares"). The Corporation shall use its best reasonable efforts promptly to list on the Nasdaq SmallCap Market, all of the Conversion Shares.

            (c) If any capital reorganization or reclassification of the Common Stock, stock split, reverse stock split, stock combination, or consolidation or merger of the Corporation with or into another corporation, or distribution of the proceeds of any sale or conveyance of all or substantially all of its assets to another corporation (a "Capital Event") shall be effected, then, as a condition precedent of such Capital Event, the following provision shall be made: The Holder of the Note shall, from and after the date of such Capital Event sale have the right to receive upon conversion (in lieu of the shares of Common Stock of the Corporation immediately theretofore issuable upon the exercise of conversion rights), such shares of stock, securities or assets as would have been issued or payable with respect to or in exchange for the number of shares of Common Stock immediately theretofore issuable upon conversion of the Note (regardless of whether the Note was actually convertible at such time). In any such case, appropriate provision shall be made with respect to the rights and interests of the Holders to the end that such conversion rights (including, without limitation, provisions for appropriate adjustments) shall thereafter be applicable, as nearly as may be practicable in relation to any shares of stock, securities or assets thereafter deliverable upon the conversion of the Note.

            (d) The Corporation will file with the SEC all documents necessary to hold a meeting of stockholders within 30 days of this transaction unless the Corporation is unable to obtain the required financial statements of Global and its subsidiaries which it does not currently have. Among other things, approval will be sought for the issuance of the Conversion Shares and such other shares of Common Stock as may be issuable upon conversion of certain other notes of the same tenor (collectively, the "SRGE Notes"). The Board of Directors of the Corporation will recommend that the stockholders of the Corporation vote in favor of such approval. The date on which such approval is obtained is referred to herein as the "Stockholder Approval Date."

         3. Issuance of Conversion Shares. The Corporation covenants and agrees that all Conversion Shares will, upon conversion of the SRGE Notes and issuance in accordance with the terms hereof, be duly and validly issued, fully paid and non-assessable.

         4. Events of Default and Acceleration of the Note.

            (a) An "event of default" with respect to this Note shall exist if any of the following shall occur:

                (i) The Corporation shall breach or fail to comply with any provision of this Note and such breach or failure shall continue for fifteen
(15) days after written notice thereof to the Corporation by any Holder of SRGE Notes.

                (ii) A receiver, liquidator or trustee of the Corporation or of a substantial part of its properties shall be appointed by court order and such order shall remain in effect for more than fifteen (15) days; or the Corporation shall be adjudicated bankrupt or insolvent; or a substantial part of the property of the Corporation shall be sequestered by court order and such order shall remain in effect for more than fifteen (15) days; or a petition to reorganize the Corporation under any bankruptcy, reorganization or insolvency law shall be filed against the Corporation and shall not be dismissed within forty-five (45) days after such filing.

                (iii) The Corporation shall file a petition in voluntary bankruptcy or request reorganization under any provision of any bankruptcy, reorganization or insolvency law, or shall consent to the filing of any petition against it under any such law.

                (iv) The Corporation shall make an assignment for the benefit of its creditors, or consent to the appointment of a receiver, trustee or liquidator of the Corporation, or of all or any substantial part of its properties.

            (b) If an event of default referred to in clause (i) shall occur, the Holder may, in addition to such Holder's other remedies, by written notice to the Corporation, declare the principal amount of this Note, together with all interest accrued thereon, to be due and payable immediately. Upon any such declaration, such amount shall become immediately due and payable and the Holder shall have all such rights and remedies provided for under the terms of this Note and the Subscription Agreement. If an event of default referred to in clauses (ii), (iii) or (iv) shall occur, the principal amount of this Note, together with all interest accrued thereon, shall become immediately due and payable and the Holder shall have all such rights and remedies, if any, provided for under the terms of this Note and the Subscription Agreement.

         5. Interest Rate Limitation. It is the intent of Holder and the Corporation in the execution of this Note, that the loan evidenced hereby be exempt from the restrictions of applicable state usury laws. In the event that for any reason, it should be determined that any such usury law is applicable to this Note, Holder and the Corporation stipulate and agree that none of the terms and provisions contained herein shall ever be construed to create a contract for the use, forbearance or detention of money requiring payment of interest at a rate in excess of the maximum interest rate permitted to be charged by the laws of such state. In such event, if the Corporation shall collect monies which are deemed to constitute interest which would otherwise increase the effective interest rate on this Note to a rate in excess of the maximum rate permitted to be charged by applicable state law, all such sums shall, at the option of Holder, be credited to the payment of the sums due hereunder or returned to the Corporation.

         6. Miscellaneous.

            (a) All notices and other communications required or permitted to be given hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telegram, by facsimile, recognized overnight mail carrier, telex or other standard form of telecommunications, or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows: (a) if to the Holder, to such address as such Holder shall furnish to the Corporation in accordance with this Section, or (b) if to the Corporation, to it at its headquarters office, or to such other address as the Corporation shall furnish to the Holder in accordance with this Section.

            (b) This Note shall be governed and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such state.

            (c) The Corporation waives protest, notice of protest, presentment, dishonor, notice of dishonor and demand.

            (d) If any provision of this Note shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, but this Note shall be construed as if such invalid or unenforceable provision had never been contained herein.

            (e) The waiver of any event of default or the failure of the Holder to exercise any right or remedy to which it may be entitled shall not be deemed a waiver of any subsequent event of default or of the Holder's right to exercise that or any other right or remedy to which the Holder is entitled.

            (f) Upon the occurrence of an uncured event of default, the Holder of this Note shall be entitled to recover its legal and other costs of collecting on this Note, and such costs shall be deemed added to the principal amount of this Note.

            (g) In addition to all other remedies to which the Holder may be entitled hereunder, Holder shall also be entitled to decrees of specific performance without posting bond or other security.

         IN WITNESS WHEREOF, the Corporation has caused this Note to be duly executed on the date set forth below


         Dated: __________________________________________

         SURGE COMPONENTS, INC.


         By:____________________________________________
              Ira Levy, Chief Executive Officer